Exhibit 99.1

Pacific Trust Bank Completes Sale of Branches

Irvine, Calif. (October 9, 2013) – Banc of California, Inc. (NASDAQ: BANC), the multi-bank holding company for Pacific Trust Bank and The Private Bank of California, announced today that Pacific Trust Bank had completed its previously announced sale of eight legacy branches located in San Diego, Riverside and Los Angeles Counties to AmericanWest Bank, a Washington state chartered bank.

Bank of California CEO Steven Sugarman stated: “This sale reshapes PacTrust Bank’s retail branch network to focus on serving small- to mid- sized businesses and high net worth families throughout Los Angeles, Orange and San Diego counties and AmericanWest Bank is gaining an outstanding group of employees and customers. “

The following PacTrust Bank branches were sold in the transaction:

•	Riverside (2 branches) and Temecula (1 branch), located in Riverside County, California;
•	Chula Vista (2 branches), El Cajon (1 branch), and San Diego/Clairemont (1 branch), located in San Diego County, California; and
•	Lakewood (1 branch), located in Los Angeles County, California.

The transaction resulted in a transfer of approximately $464 million worth of deposits to AmericanWest Bank. Certain other assets related to the branches were also acquired as a part of the transaction including the sale of the real estate for three of the branch locations and certain home equity lines of credit related to some of the deposit accounts.

About Banc of California, Inc.
Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiaries Pacific Trust Bank and The Private Bank of California has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3 billion in consolidated assets and more than 60 banking locations.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
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